Exhibit 99.1

EagleNXT Reports Second Quarter 2026 Financial Results Highlighted by Strategic Repositioning and Multi-Division Sales Growth

●	Second quarter revenue nearly doubled compared to the first quarter of 2026

●	Drone revenue increased 67% sequentially from the first quarter of 2026

●	Sensor revenue increased 112% sequentially from the first quarter of 2026

●	Allen, Texas production facility scaling across drone, sensor, and counter-drone manufacturing

●	ThirdEye USA counter-drone joint venture selected for U.S. Central Command EXTiC 26-2 experimentation event

●	Systems are at Technology Readiness Level 9 and available for sale in the United States and Canada

●	Company positioned to close 2026 from a stronger operating base following a first half of strategic investments that have reshaped the business

ALLEN, Texas, August 14, 2026 – AgEagle Aerial Systems Inc. (dba, EagleNXT) (the “Company” or “EagleNXT” or “AgEagle”) (NYSE: UAVS), a leading provider of full stack drone, sensors, counter-UAS, and software solutions for customers worldwide in the commercial and government verticals, today reported financial results for the second quarter ended June 30, 2026. Complete financial statements are available in the Company’s Quarterly Report on Form 10-Q filed today with the Securities and Exchange Commission (the “SEC”).

“We entered 2026 with a defined plan to make strategic moves that would reposition this business for scale, and we have executed against that plan quarter by quarter,” commented EagleNXT CEO Bill Irby. “Revenue nearly doubled sequentially this quarter, and that is the first clear evidence that those decisions are converting. We now manufacture domestically in Allen, Texas, we have entered the counter-drone market through our majority-owned joint venture ThirdEye USA and demonstrated that capability at a U.S. Central Command experimentation event, and we are advancing platform certifications that open procurement pathways previously closed to us. Taken together, the strategic investments we made in the first half of 2026 have materially reshaped this company. Each of these actions was taken to build the operating foundation required for durable growth rather than to produce a single quarter’s result. That foundation is now in place, and our focus for the balance of this year is converting it into sustained commercial momentum.”

Sequential drone revenue growth

Drone revenue increased 67% in the second quarter of 2026 compared to the first quarter, reflecting improving order flow as federal procurement timing normalized and as the Company’s domestic manufacturing capability began supporting deliveries. First quarter order volume had been affected by delays associated with the U.S. government shutdown and the resulting lag in federal contract awards, a dynamic experienced broadly across the defense industry.

U.S. Army awards and defense demand

EagleNXT entered the second quarter with three U.S. Army contract awards in hand, which contributed revenue during the period:

●	On April 16, 2026, the Company announced the sale of nine eBee VISION ISR kits, among the first units manufactured at the Allen, Texas facility, to the U.S. Army National Training Center at Fort Irwin, California, supporting OPFOR realism training and counter-UAS instruction

●	On April 6, 2026, the Company announced the sale of 15 eBee VISION systems to a U.S. Army unit stationed in Europe, expanding deployment across allied defense missions

●	On March 19, 2026, the Company announced that the U.S. Army selected the eBee VISION to support hands-on unmanned systems training, operator proficiency, and integration exercises

The Allen, Texas facility is preparing to complete delivery of nine eBee VISION systems to the U.S. Army, with shipment expected in the third quarter of 2026.

Domestic manufacturing at scale

The Allen, Texas production facility is operational and manufacturing across four functions: eBee VISION production, consolidated MicaSense camera manufacturing in a single U.S. facility, counter-drone production through the Company’s majority-owned ThirdEye USA joint venture, and capacity for additional products. Domestic production capability is an increasingly critical procurement eligibility requirement across U.S. federal and defense channels, and the facility opens contract pathways that were previously inaccessible to the Company.

Counter-drone: ThirdEye USA operational and selected for CENTCOM experimentation

Following the Company’s $10 million strategic investment in Israel-based ThirdEye Systems Ltd. and the formation of ThirdEye USA, LLC (“ThirdEye USA”), a joint venture in which EagleNXT holds a 51% controlling interest, counter-drone production is underway at the Allen, Texas facility. On July 27, 2026, the Company announced that ThirdEye USA, the Company’s majority-owned counter-drone joint venture, was selected to participate in Experimentation: Transforming in Contact (EXTiC) 26-2, a U.S. Central Command initiative conducted in collaboration with the Defense Innovation Unit, held July 27 to 29, 2026. The program tests emerging technologies in operationally relevant scenarios and carries the potential for contract awards without further competition following validation. ThirdEye USA demonstrated MeduzaX, an AI-powered counter-UAS system manufactured at the Allen facility that detects, tracks, and classifies hostile drones using passive electro-optical technology.

ThirdEye USA’s counter-drone systems are at Technology Readiness Level 9 and are available for sale in the United States and Canada. Customer response at the EXTiC 26-2 demonstration generated qualified sales leads in the U.S. market, and the Company is actively pursuing initial counter-drone orders during the second half of 2026. To support that effort, EagleNXT has added Lindsay Ryan and Caleb Johnson to form a dedicated counter-drone sales team.

Counter-drone remains among the fastest-growing segments of global defense spending, and the joint venture positions EagleNXT to participate in that demand with domestically produced systems.

Expanded autonomous systems capability

The Company’s strategic investment in Aerodrome Group Ltd. (“Aerodrome”), an Israeli developer of autonomous loitering munitions, includes an option to form a joint venture serving the U.S. and Canadian markets, further broadening the Company’s addressable defense market beyond ISR into precision effects. Aerodrome continues to advance its Phoenix LT loitering munition in coordination with the Israel Defense Forces.

On July 22, 2026, the Company announced a strategic investment in Agilis Air Inc. (“Agilis Air”), a U.S.-based quadcopter UAS manufacturer, further expanding domestic platform capability across the Company’s product portfolio. Agilis Air is currently competing for U.S. Drone Dominance program opportunities.

Platform certification and procurement access

The eBee TAC and eBee VISION are Blue listed, and the Company continues to advance toward listing both platforms on the U.S. Army’s UAS Marketplace as Blue-Certified products. A successful listing is expected to streamline federal purchasing, reduce procurement cycle times, and expand the addressable customer base across defense and government channels.

Sensor portfolio expansion

Sensor revenue increased 112% sequentially in the second quarter. MicaSense camera demand accelerated during the growing season, supported by the RedEdge-P Green sensor introduced earlier this year. Two additional camera models remain in development. Jam-resistant capability for the eBee VISION continues in active development, a mission-critical feature for operations in GPS-contested environments that is expected to expand both the platform’s operational scope and its procurement eligibility.

Second quarter 2026 financial summary

●	Revenue of $2.7 million, compared to $1.4 million in the first quarter of 2026 and $4.1 million in the second quarter of 2025

●	Gross margin of 50.6%, compared to 41.7% in the first quarter of 2026 and 56% in the second quarter of 2025

●	Cash and cash equivalents of $15.9 million as of June 30, 2026, compared to $29.5 million as of December 31, 2025

Additional details, including complete financial statements and accompanying notes, are available in the Company’s Quarterly Report on Form 10-Q filed with the SEC.

Outlook

EagleNXT expects continued revenue progression through the second half of 2026, supported by the normalization of federal procurement activity, growing eBee VISION demand across Army and allied military customers, initial counter-drone contribution from the Company’s majority-owned ThirdEye USA joint venture, seasonal commercial sensor revenue, and the pending Army UAS Marketplace listing. The Company continues to actively manage its cost structure while making the investments required to support scale.

About EagleNXT

EagleNXT is a leading developer of high-performance drones, advanced sensors, and intelligent software solutions that deliver critical aerial intelligence to customers around the world. With more than one million flights conducted globally, EagleNXT’s platforms are trusted across defense, public safety, agriculture, infrastructure, and environmental monitoring applications. The Company’s drone systems have achieved multiple industry firsts, including FAA approvals for Operations Over People (OOP) and Beyond Visual Line of Sight (BVLOS), as well as EASA C2 certification in Europe and inclusion on the U.S. Department of Defense’s Blue UAS list. EagleNXT’s sensors are integrated on more than 150 different drone models and are used in over 100 research publications worldwide, reinforcing its leadership in precision agriculture, surveying, and environmental sustainability initiatives.

For more information about the full suite of EagleNXT UAS solutions, or to schedule a demo, visit EagleNXT.com or contact the EagleNXT Media Relations team.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on AgEagle’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to the timing and fulfillment of current and future purchase orders relating to AgEagle’s products, the success of new programs and software updates, the ability to implement a new strategic plan and the success of a new strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AgEagle in general, see the risk disclosures in the most recently filed Annual Report on Form 10-K and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by AgEagle. All such forward-looking statements speak only as of the date they are made, and AgEagle undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

Media Contact

Andy Woodward

+1 (469) 451-2344

Andy.woodward@EagleNXT.com

LinkedIn | Facebook | X | YouTube

Investor Relations

Email: UAVS@EagleNXT.com